EXHIBIT 99.2


                                                 For Immediate Release
                                                    September 16, 1997


              BET HOLDINGS' BOARD APPOINTS COMMITTEE TO REVIEW
                 ROBERT L. JOHNSON AND LIBERTY MEDIA OFFER

               Washington, D.C. -- BET Holdings, Inc. (BET) today announced that its Board of Directors has appointed an independent committee, consisting of Delano E. Lewis, to review and report to the BET Board of Directors its evaluation of the offer from BET's Chairman and Chief Executive Officer, Robert L. Johnson, and Liberty Media Corp., to acquire all of BET's outstanding common stock, which they do not own, at a price of $48 per share in cash, through a new corporation.

               Mr. Lewis has been a director of BET since 1994. He has been President and Chief Executive Officer of National Public Radio since January 1994. From January 1990 to January 1994, Mr. Lewis served as Chief Executive Officer of C&P Telephone Company, a subsidiary of Bell Atlantic. From July 1988 to January 1990, Mr. Lewis was President of C&P Telephone Company. Mr. Lewis also serves as a director of Colgate Palmolive, Guest Services and Halliburton Company.

               BET Holdings, Inc., a media-entertainment company publicly traded on the New York Stock Exchange (NYSE:BTV), owns and operates Black Entertainment Television, the nation's first and only national television network providing a platform for quality programming targeted toward African American viewers.
     BET is currently seen in more than 51 million cable households as reported by Nielsen Media Research. Recently recognized as the "Company of the Year" by Black Enterprise magazine, BET Holdings, Inc. also owns and/or operates BET On Jazz: The Cable Jazz Channel , BET Movies/STARZ!3, BET Action Pay Per View, Emerge and BET Weekend magazines, BET Financial Services, MSBET (a Microsoft/BET joint venture) and BET SoundStage restaurant.

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     Contact:       Debra Lee, President and Chief Operating Officer,
                    BET or Michele Moore, Media Relations and
                    Publicity, BET, 202/608-2003